RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated July 22, 2016 To the Product Prospectus Supplement ERN-EI-1 Dated January 12, 2016, Prospectus Supplement Dated January 8, 2016, and Prospectus Dated January 8, 2016	$1,310,000 Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019 Royal Bank of Canada

Royal Bank of Canada is offering the Barrier Enhanced Return Notes (the “Notes”) linked to the performance of the S&P/TSX 60 Index (the “Reference Asset”).
The CUSIP number for the Notes is 78012KRC3. The Notes do not pay interest. The Notes provide a 110.00% leveraged positive return if the level of the Reference Asset increases from the Initial Level to the Final Level. Investors are subject to one-for-one loss of the principal amount of the Notes in percentage terms if the closing level of the Reference Asset on the Valuation Date is less than 75% of the Initial Level. Any payments on the Notes are subject to our credit risk.
Issue Date: July 27, 2016
Maturity Date: July 25, 2019
The Notes will not be listed on any securities exchange.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-1 of the prospectus supplement dated January 8, 2016, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 12, 2016, and “Selected Risk Considerations” on page P-6 of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public	100%	$1,310,000.00
Underwriting discounts and commissions	2.75%	$36,025.00
Proceeds to Royal Bank of Canada	97.25%	$1,273,975.00

The initial estimated value of the Notes as of the date of this pricing supplement is $930.64 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-12 below.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Global Medium-Term Notes, Series G
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Asset:	S&P/TSX 60 Index
Bloomberg Ticker:	SPTSX60
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Pricing Date:	July 22, 2016
Issue Date:	July 27, 2016
CUSIP:	78012KRC3
Valuation Date:	July 22, 2019
Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to:

Principal Amount + (Principal Amount x Percentage Change x Leverage Factor)

If, on the Valuation Date, the Percentage Change is less than or equal to 0% but not by more than 25.00% (that is, the Percentage Change is between zero and -25.00%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Final Level is less than the Barrier Level (that is, the Percentage Change is between -25.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + (Principal Amount x Percentage Change)

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula:

P-2	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
Initial Level:	850.34, which was the closing level of the Reference Asset on the Pricing Date.
Final Level:	The closing level of the Reference Asset on the Valuation Date.
Leverage Factor:	110.00%
Barrier Level:	637.76, which is 75% of the Initial Level (rounded to two decimal places)
Maturity Date:	July 25, 2019, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 12, 2016.
Term:	Approximately three (3) years
Principal at Risk:
The Notes are NOT principal protected. You may lose all or a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 25.00%.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 12, 2016 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 12, 2016, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 12, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 12, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement ERN-EI-1 dated January 12, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047560/form424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Level or the level of the Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Barrier Level of 75.00% of the Initial Level, the Leverage Factor of 110.00%, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.
Example 1 —	Calculation of the Payment at Maturity where the Percentage Change is positive.
	Percentage Change:	10%
	Payment at Maturity:	$1,000 + ($1,000 x 10% x 110%) = $1,000 + $110.00 = $1,110.00
	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,110.00, an 11.00% return on the Notes.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change is negative but the Final Level is greater than the Barrier Level.
	Percentage Change:	-10%
	Payment at Maturity:
In this case, even though the Percentage Change is negative, you will receive the principal amount of your Notes at maturity, because the closing level of the Reference Asset on the Valuation Date is greater than 75% of the Initial Level.

	In this case, on a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000.00, a 0.00% return on the Notes.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change is negative, and the Final Level is less than the Barrier Level.
	Percentage Change:	-40%
	Payment at Maturity:	$1,000 + ($1,000 x -40%) = $1,000 - $400.00 = $600.00
	In this case, on a $1,000 investment, a -40% Percentage Change results in a Payment at Maturity of $600.00, a -40% return on the Notes.

P-5	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•	Principal at Risk - Investors in the Notes could lose all or a substantial portion of their principal amount if the Final Level is less than the Barrier Level. In such a case, you will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level.
•	The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.
•	Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the level of the Reference Asset increases after the Pricing Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.
•	There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
•	You Will Not Have Any Rights to the Securities Included in the Reference Asset – As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. The Final Level will not reflect any dividends paid on the securities included in the Reference Asset, and accordingly, any positive return on the Notes may be less than the potential positive return on those securities.
•	The Initial Estimated Value of the Notes Is Less than the Price to the Public – The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the level of the Reference Asset, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at

P-6	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value.  As a result, the secondary price will be less than if the internal funding rate was used.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.
•	The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set – The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.
The value of the Notes at any time after the Pricing Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
•	An Investment in the Notes Is Subject to Risks Relating to Non-U.S. Securities Markets – Because foreign companies or foreign equity securities included in the Reference Asset are publicly traded in Canada and are denominated Canadian dollars, an investment in the securities involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
•	We Do Not Control Any Other Company Included in the Reference Asset and Are Not Responsible for Any Disclosure Made by Any Other Company – Except to the extent that our common stock is included in the Reference Asset neither we nor any of our affiliates have the ability to control the actions of any of the companies included in the Reference Asset, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the companies represented by the Reference Asset.
•	Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-7	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
INFORMATION REGARDING THE REFERENCE ASSET
All disclosures contained in this pricing supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC. S&P Dow Jones Indices LLC is under no obligation to continue to publish, and may discontinue or suspend the publication of the Reference Asset at any time.
The S&P/TSX 60 Index (the “Index”) is a subset of the S&P/TSX Composite® Index, which is the principal broad market measure for the Canadian equity markets. The Reference Asset has 60 constituents and represents Canadian large cap securities with a view to matching the sector balance of the S&P/TSX Composite® Index. In using trading data to determine any matter relating to the Reference Asset, including index composition and calculations, trading data on the Toronto Stock Exchange and U.S. exchanges is reviewed.
Construction of the Reference Asset
The Reference Asset is maintained by the S&P/TSX Canadian Index Committee (the “Index Committee”), which is comprised of four members representing S&P Dow Jones Indices LLC and three members representing the Toronto Stock Exchange. To be eligible for inclusion in the Reference Asset, securities must be constituents of the S&P/TSX Composite® Index. When adding securities to the Reference Asset, the Index Committee generally selects among the larger securities, in terms of float quoted market value (the value determined by multiplying the number of float shares of a security by the price for one such float share), in the S&P/TSX Composite® Index. Size may, however, be overridden for purposes of sector balance, as described below.
When adding securities to the Reference Asset, the Index Committee generally selects securities with float turnover of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance, as described below.
The selection for the Reference Asset is conducted with a view to achieving sector balance that is reflective of the Global Industry Classification Standard (GICS®) sector weights in the S&P/TSX Composite® Index.
Minimum index turnover is preferable. Changes are made to the Reference Asset on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the aforementioned guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite® Index, it will be removed. The timing of removals is at the discretion of the Index Committee.
Calculation of the Reference Asset
On any given day, the value of the Reference Asset is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents' share capital after the base date. This includes additions and deletions to the Reference Asset, rights issues, share buybacks and issuances, and spin-offs. The divisor's time series is, in effect, a chronological summary of all changes in affecting the base capital of the Reference Asset. The divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change.
License Agreement
S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  The foregoing trademarks have been licensed for use by S&P Dow Jones Indices LLC. “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by Royal Bank of Canada.  The Reference Asset is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by Royal Bank of Canada.

P-8	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
The license agreement provides that the following language must be set forth in this pricing supplement:
The Notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the Reference Asset to track general market performance.  S&P Dow Jones Indices’ only relationship to Royal Bank of Canada with respect to the Reference Asset is the licensing of the Reference Asset and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The Reference Asset is determined, composed and calculated by S&P Dow Jones Indices without regard to Royal Bank of Canada or the Notes.  S&P Dow Jones Indices have no obligation to take the needs of Royal Bank of Canada or the holders of the Notes into consideration in determining, composing or calculating the Reference Asset.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices and amount of the Notes, or the timing of the issuance or sale of the Notes, or in the determination or calculation of the equation by which the Notes are to be converted into cash.  S&P Dow Jones Indices shall have no obligation or liability in connection with the administration, marketing or trading of the Notes. There is no assurance that investment products based on the Reference Asset will accurately track Reference Asset performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Royal Bank of Canada, but which may be similar to and competitive with the Notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Reference Asset.  It is possible that this trading activity will affect the value of the Notes.
S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE REFERENCE ASSET OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE REFERENCE ASSET OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND ROYAL BANK OF CANADA, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

P-9	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
Historical Information
The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2009 through 2015, the first two quarters of 2016, and the period from July 1, 2016 through July 22, 2016.
We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
S&P/TSX 60 Index (“SPTSX60”)

Period-Start Date	Period-End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset
1/1/2009	3/31/2009	574.28	451.61	528.68
4/1/2009	6/30/2009	651.92	522.19	630.06
7/1/2009	9/30/2009	699.12	577.45	680.75
10/1/2009	12/31/2009	703.66	637.39	691.89
1/1/2010	3/31/2010	711.93	642.75	706.81
4/1/2010	6/30/2010	723.04	658.69	662.05
7/1/2010	9/30/2010	717.49	648.03	715.07
10/1/2010	12/31/2010	771.44	708.40	767.98
1/1/2011	3/31/2011	823.74	751.27	809.16

P-10	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
4/1/2011	6/30/2011	820.07	733.42	763.90
7/1/2011	9/30/2011	773.22	643.33	667.08
10/1/2011	12/31/2011	715.64	622.16	680.87
1/1/2012	3/31/2012	728.03	683.90	706.96
4/1/2012	6/30/2012	715.98	637.70	663.62
7/1/2012	9/30/2012	718.10	649.14	702.87
10/1/2012	12/31/2012	716.52	672.36	713.72
1/1/2013	3/31/2013	742.39	712.49	731.34
4/1/2013	6/30/2013	740.72	677.55	695.52
7/1/2013	9/30/2013	743.41	689.71	732.89
10/1/2013	12/31/2013	785.60	727.59	783.75
1/1/2014	3/31/2014	826.77	770.23	820.51
4/1/2014	6/30/2014	867.23	810.81	866.04
7/1/2014	9/30/2014	902.74	856.14	864.24
10/1/2014	12/31/2014	883.04	787.83	854.85
1/1/2015	3/31/2015	897.69	810.41	869.28
4/1/2015	6/30/2015	905.09	843.81	847.78
7/1/2015	9/30/2015	864.69	750.26	784.51
10/1/2015	12/31/2015	823.95	744.37	764.54
1/1/2016	3/31/2016	803.02	677.78	790.93
4/1/2016	6/30/2016	842.30	773.24	817.65
7/1/2016	7/22/2016	850.60	817.10	850.34
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-11	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on July 27, 2016, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution-Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement is expected to be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period is initially expected to be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Asset.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Asset, and the tenor of the Notes.  The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you.  The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs.  These factors resulted in the initial estimated value for the Notes on the Pricing Date being less than their public offering price.  See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-12	RBC Capital Markets, LLC

Barrier Enhanced Return Notes Linked to the S&P/TSX 60 Index, Due July 25, 2019
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P-13	RBC Capital Markets, LLC